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Exhibit 99.1

Contact:	Thomas L. Lambert Manager, Investor Relations 562/728-2871 562/728-2881 (FAX) tlambert@pacpipe.com (E-mail) New York Stock Exchange (PPX)	News Release

PACIFIC ENERGY PARTNERS, L.P. ANNOUNCES SALE OF ADDITIONAL 112,100 UNITS AND REDEMPTION OF 112,100 UNITS HELD BY GENERAL PARTNER

        LONG BEACH, Calif.—(BUSINESS WIRE)—Aug. 28, 2003—Pacific Energy Partners, L.P. (NYSE:PPX) announced today that Citigroup Global Markets Inc., Lehman Brothers Inc., UBS Securities LLC, A.G. Edwards & Sons, Inc., RBC Dain Rauscher Inc. and McDonald Investments Inc. exercised their option to purchase an additional 112,100 common units to cover over-allotments, bringing the total units purchased under their over-allotment option to 612,100 common units. The sale, which is part of Pacific Energy Partners' equity offering that was managed by Citigroup Global Markets Inc. and Lehman Brothers Inc. and that closed on August 25, is at the initial price to the public of $24.66 per unit, less the underwriting discount, and is expected to close on September 3, 2003. Pacific Energy Partners will use the net proceeds from the exercise of this portion of the underwriters' over-allotment option to redeem 112,100 common units owned by its general partner. Following redemption, those units will be cancelled.

        A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019, or from any of the other underwriters.

        This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

        Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners generates revenue primarily by charging tariff rates for transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

        This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein constitute forward-looking statements. Although Pacific Energy Partners believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect Pacific Energy Partners' operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy Partners' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and the Registration Statement on Form S-3, of which the base prospectus referenced in this release constitutes a part.

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PACIFIC ENERGY PARTNERS, L.P. ANNOUNCES SALE OF ADDITIONAL 112,100 UNITS AND REDEMPTION OF 112,100 UNITS HELD BY GENERAL PARTNER